UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 18, 2012

PPG INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-1687	25-0730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania	15272
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(412) 434-3131

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2012, the Board of Directors of PPG Industries, Inc. (“PPG”) elected John V. Faraci as a director to serve in the class whose term expires at the Annual Meeting of Shareholders in 2013, effective as of October 18, 2012. Mr. Faraci also has been appointed to the Audit Committee and the Nominating and Governance Committee of the Board of Directors.

In connection with his service as a director of PPG, Mr. Faraci will be entitled to receive compensation consistent with that of PPG’s other independent directors who are not employees of PPG, as described in PPG’s definitive proxy statement filed with the Securities and Exchange Commission on March 8, 2012 under the caption “Compensation of Directors,” which portion of such proxy statement is incorporated herein by reference.

Mr. Faraci is the Chairman and Chief Executive Officer of International Paper Company. In 2011, PPG purchased approximately $3.5 million of products and services from International Paper and sold approximately $25.6 million of products and services to International Paper. Through September 2012, PPG has purchased approximately $3.5 million of products and services from International Paper and has sold approximately $31.3 million of products and services to International Paper. Such purchases and sales were made in the ordinary course of each company’s business and amount to less than two percent of each company’s consolidated gross revenues for 2011 and for 2012 through September 30.

Mr. Faraci was not selected as a director of PPG pursuant to any arrangement or understanding between Mr. Faraci and any other person or entity.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99	Press release of PPG Industries, Inc. dated October 18, 2012

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPG INDUSTRIES, INC.
(Registrant)

Date: October 18, 2012                /s/ Charles E. Bunch
Charles E. Bunch
Chairman and Chief Executive Officer

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